CUSIP No. 45780R101

EXHIBIT 99.1

SCHEDULE 13G JOINT FILING STATEMENT

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the common stock, par value $0.01 per share, of Installed Building Products, Inc. beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Date: February 6, 2017	TCI HOLDINGS, LLC

	By:	/s/ J. Michael Nixon
J. Michael Nixon
Manager

/s/ J. Michael Nixon
J. Michael Nixon (individually)